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                                                                     Exhibit 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

August 9, 1999

Quantum Corporation
500 McCarthy Blvd.
Milpitas, California 95035

Ladies and Gentlemen:

  We have acted as counsel for Quantum Corporation, a Delaware corporation (the "Company" or "Quantum"), in connection with the merger (the "Merger") and other transactions contemplated by the certain Agreement and Plan of Merger and Reorganization, dated as of May 10, 1999, by and among Quantum, Defiant Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Quantum ("Merger Sub"), and Meridian Data, Inc., a Delaware corporation ("Meridian"), as amended by the First Amendment dated as of June 28, 1999. This opinion is being furnished in connection with a Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 5,181,674 shares (the "DSS Shares") of DLT & Storage Systems Group Common Stock, par value $0.01 per share, and up to 2,590,837 shares (the "HDD Shares") of Hard Disk Drive Group Common Stock, par value $0.01 per share, of the Company, to be issued in connection with the merger of Merger Sub with and into Meridian.

  In rendering this opinion, we have examined the following documents: (i) the Company's Certificate of Incorporation and Bylaws, as amended and restated since the inception of the Company; (ii) the Minutes of a Meeting of the Board of Directors dated April 21, 1999; (iii) the Registration Statement; and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

  We are of the opinion that the DSS Shares and HDD Shares, which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

  We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

                                          Sincerely,

                                          COOLEY GODWARD llp

                                          /s/ Patrick A. Pohlen
                                          Patrick A. Pohlen